EXHIBIT 10.2

                              EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the "Agreement") entered into as of this 3rd day of August, 1999, between SFBC International, Inc., a Delaware corporation (the "Company") and Lisa Krinsky, MD (the "Executive").

         WHEREAS, in its business, the Company has acquired and developed certain trade secrets, including but not limited to proprietary processes, sales methods and techniques, and other like confidential business and technical information including but not limited to technical information, design systems, pricing methods, pricing rates or discounts, process, procedure, formula, design of computer software, or improvement, or any portion or phase thereof, whether patented or unpatentable, that is of any value whatsoever to the Company, as well as certain unpatented information relating to the Company's services, information concerning proposed new services, market feasibility studies, proposed or existing marketing techniques or plans (whether developed or produced by the Company or by any other entity for the Company), other Confidential Information, as defined by Section 9, and information about the Company's executives, officers, and directors, which necessarily will be communicated to the Executive by reason of her employment by the Company; and

         WHEREAS, the Company has strong and legitimate business interests in preserving and protecting its investment in the Executive, its trade secrets and Confidential Information, and its substantial relationships with vendors, and Customers, as defined, actual and prospective; and

         WHEREAS, the Company desires to preserve and protect its legitimate business interests further by restricting competitive activities of the Executive during the term of this Agreement and following (for a reasonable time) termination of this Agreement; and

         WHEREAS, the Company desires to employ the Executive and to ensure the continued availability to the Company of the Executive's services, and the Executive is willing to accept such employment and render such services, all upon and subject to the terms and conditions contained in this Agreement;

         NOW, THEREFORE, in consideration of the premises and the mutual covenants set forth in this Agreement, and intending to be legally bound, the Company and the Executive agree as follows:

         1. Representations and Warranties. The Executive hereby represents and warrants to the Company that she (i) is not subject to any written nonsolicitation or noncompetition agreement affecting her employment with the Company (other than any prior agreement with the Company), (ii) is not subject to any written confidentiality or nonuse/nondisclosure agreement affecting her employment with the Company (other than any prior agreement with the Company), and (iii) has brought to the Company no trade secrets, confidential business information, documents, or other personal property of a prior employer.

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         2. Term of Employment.

                           (b) Term. The Company hereby employs the Executive,
                  and the Executive hereby accepts employment with the Company for a period commencing on the date of this Agreement and ending upon the earlier of (i) three years from the date of the Company completing an initial public offering of its securities ("IPO"), or (ii) five years from the date of this Agreement. As used in this Agreement, the term IPO means the closing of a registered public offering of securities in which the Company receives gross proceeds of at least $6,900,000.

                  (b) Continuing Effect. Notwithstanding any termination of this Agreement except for termination under Section 6(d), at the end of the Term or otherwise, the provisions of Sections 7 and 8 shall remain in full force and effect and the provisions of Section 8 shall be binding upon the legal representatives, successors and assigns of the Executive.

         3. Duties.

                           (d) General Duties. The Executive shall serve as the
                  president and chief operating officer of the Company and president and chief executive officer of South Florida Kinetics, Inc., with duties and responsibilities that are customary for such executives. The Executive shall also perform services for such subsidiaries as may be necessary. The Executive shall use her best efforts to perform her duties and discharge her responsibilities pursuant to this Agreement competently, carefully and faithfully. In determining whether or not the Executive has used her best efforts hereunder, the Executive's and the Company's delegation of authority and all surrounding circumstances shall be taken into account and the best efforts of the Executive shall not be judged solely on the Company's earnings or other results of the Executive's performance.

                           (e) Devotion of Time. Subject to the last sentence of
                  this Section 3(b), the Executive shall devote all of her time, attention and energies during normal business hours (exclusive of periods of sickness and disability and of such normal holiday and vacation periods as have been established by the Company) to the affairs of the Company. The Executive shall not enter the employ of or serve as a consultant to, or in any way perform any services with or without compensation to, any other persons, business or organization without the prior consent of the board of directors of the Company. Notwithstanding the above the Executive shall be permitted to devote a limited amount of her time, without compensation, to professional, charitable or similar organizations.

                           (f) Location of Office. The Executive's principal
                  business office shall be at the Company's Miami, Florida clinic. However, the Executive's

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                  job responsibilities shall include all business travel
                  necessary to the performance of her job.

                  (d) Adherence to Inside Information Policies. The Executive acknowledges that the Company currently intends to effect a public offering of its securities in the future and become publicly-held and, as a result, has implemented or will implement inside information policies designed to preclude its executives and those of its subsidiaries from violating the federal securities laws by trading on material, non-public information or passing such information on to others in breach of any duty owed to the Company its parent or any third party. The Executive shall promptly execute any agreements generally distributed by the Company or the parent to its executives requiring such executives to abide by its inside information policies.

         4. Compensation and Expenses.

                  (a) Salary. For the services of the Executive to be rendered under this Agreement, the Company shall pay the Executive an annual salary of $250,000 (the "Base Salary"). The Base Salary shall be increased each year by an amount equal to the greater of (i) 3% in excess of the prior year's Base Salary, or (ii) the cost of living increase based upon the Consumer Price Index calculated upon the commencement of each year of the Agreement using the prior month as the measuring month published by the Bureau of Labor Statistics (or similar successor index). The Consumer Price Index increase calculation shall be calculated as follows:

                      Commencing with the one year anniversary of the commencement of the term and the beginning of each year thereafter during the term of this Agreement, the Executive's annual salary shall be adjusted in accordance with the Consumer Price Index, all Urban Consumers issued by the Bureau of Labor Statistics of the U.S. Department of Labor using the years 1982-84 as a base of 100 (the "Index"). At the commencement of the second year, and of each year thereafter, the Executive's adjusted Base Salary shall be multiplied each year by a fraction, the numerator of which shall be the published Index number for the month preceding the commencement of the new year, i.e., August 2000, and the denominator of which shall be the published Index number for the month of July 1999. The resulting increase to the Executive's Base Salary shall be added to the prior year's Base Salary and become a part thereof for the current year. In the event that the Index herein referred to ceases to be published during the term of this Agreement, or if a substantial change is made in the method of establishing such index, then the determination of the adjustment in the Executive's compensation shall be made with the use of such conversion factor, formula or table as may be published by the Bureau of Labor Statistics, or if none is available, the parties shall accept comparable statistics on the cost of living in the United States as shall then be computed and published by an agency of the United States, or if not by a respected financial periodical selected by the Company.

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                  (b) Incentive Bonus. If the Company's net pre tax income for fiscal 1999, 2000, 2001, 2002, or 2003, is at least $1,000,000,
         $1,500,000, $2,000,000, $2,500,000, and $3,000,000 respectively (as applicable), the Company shall pay a bonus to the Executive of 5% of such net pre tax income. In no event shall the total bonus paid to the Executive exceed 100% of her base salary for such fiscal year. In determining the Company's annual net pre-tax income, there shall be excluded therefrom any extraordinary income or expenses as defined by generally accepted accounting principles. The bonus shall be paid within five days after the Company has received audited financial statements for the appropriate year.

                  (c) Discretionary Bonus. The Executive shall be eligible to receive an annual bonus in an amount to be determined by the Compensation Committee based on any criteria or factors the Compensation Committee deems appropriate.

                  (d) Stock Options. The Executive shall receive 100,000 incentive stock options to purchase the Company's common stock pursuant to a separate stock option agreement under the Company's 1999 Stock Option Plan.

                  (e) Expenses. In addition to any compensation received pursuant to Section 4(a) and (b), the Company will reimburse or advance funds to the Executive for all reasonable travel, entertainment and miscellaneous expenses incurred in connection with the performance of her duties under this Agreement, provided that the Executive properly provides a written accounting of such expenses to the Company in accordance with the Company's practices. Such reimbursement or advances will be made in accordance with policies and procedures of the Company in effect from time to time relating to reimbursement of or advances to Executive officers.

         5. Benefits.

                  (a) Vacation and Sick Leave. For each 12-month period during the Term, the Executive shall be entitled to four weeks of vacation without loss of compensation or other benefits to which she is entitled under this Agreement, to be taken at such times as the Executive may select and the affairs of the Company may permit. The Executive shall be entitled to sick leave each year.

                  (b) Company Stock Option Plan. The Executive shall be entitled to participate in the Company's Stock Option Plan.

                  (c) Insurance. The Company shall provide to Executive a $1,000,000 life insurance policy. The Company shall pay the premiums on the policy and assign the benefits of the policy to those person(s) or entity(ies) the Executive directs as beneficiary(ies). The Company shall also pay premiums on the Company's medical

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         insurance policy covering Executive and pay the premiums or reimburse the Executive for disability insurance covering the Executive's disability which insurance shall have only a 30-day waiting period on disability insurance in an amount equal to the maximum allowed by the insurance company.

                  (d) Travel to Scientific Shows or Conventions. Upon receipt of appropriate documentation, the Company shall reimburse the Executive for the cost of two round trip coach airfare tickets for the Executive and her spouse for attendance at scientific shows or conventions.

                  (e) Professional Dues. The Company shall reimburse the Executive for reasonable costs of professional licenses and dues related to her employment.

                  (f) Automobile. The Company shall pay the Executive an automobile allowance of (i) $1,334 per month, and (ii) the cost of insurance for such automobile.

         6. Termination.

                  (b) Death or Disability. Except as otherwise provided in this Agreement, it shall automatically terminate without act by any party upon the death, or disability of the Executive. For purposes of this
         Section 6(a), "disability" shall mean that for a period of 45 consecutive days or 90 aggregate days in any 12-month period, the Executive is incapable of substantially fulfilling the duties set forth in Section 3 because of physical, mental or emotional incapacity resulting from injury, sickness or disease. For purposes of this
         Section 6(a), any usage of drugs or alcohol as described in Section 6(b) shall not be defined as a disability, sickness or disease. In the event of death of the Executive, the Executive's estate shall receive any unpaid, earned compensation due the Executive and this Agreement shall terminate.

                  (b) Termination for Cause. The Company may terminate the Executive's employment pursuant to the terms of this Agreement at any time for Cause (as defined below) by giving written notice of termination. Such termination shall become effective upon the giving of such notice. Upon any such termination for Cause, the Executive shall have no right to compensation, or reimbursement under Section 4, or to participate in any Executive benefit programs under Section 5, except as provided by law, for any period subsequent to the effective date of termination. For purposes of this Section 6(b), "Cause" shall mean:

                  (i) the Executive is convicted of a felony which is related to the Executive's employment or the business of the Company; (ii) the Executive, in carrying out her duties hereunder, has been found in a civil action to have committed gross negligence or intentional misconduct resulting, in either case, in material harm to the Company; or (iii) the Executive has been found in a civil action to have materially breached any provision of Section 6 or Section 7 and to have caused material harm to the Company. The term "found in a civil action" shall not

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                           apply until all appeals permissible under the
                           applicable rules of procedure or statutes have been determined and no further appeals are permissible.

                  (c) Special Termination. In the event that (i) the Executive, with or without change in title or formal corporate action, shall no longer exercise all of the duties and responsibilities and shall no longer possess substantially all the authority set forth in Section 3;
         (ii) the Company materially breaches this Agreement or the performance of its duties and obligations hereunder; or (iii) any entity or person not now an executive officer or director of the Company becomes either individually or as part of a group the beneficial owner of 30% or more of the Company's common stock, the Executive, by written notice to the Company, may elect to deem the Executive's employment hereunder to have been terminated by the Company without cause, in which event the Executive shall be entitled at the time of termination to compensation equal to an amount of three years Base Salary under this Agreement and benefits payable pursuant to Section 5 herein for such three-year period and all of Executive's remaining unvested options, if any, shall vest immediately upon such termination. In such event, the Executive, by written notice to the Company, may elect to refuse all further obligations of the Company under Sections 4 and 5 and to release the Company with respect thereto, in which event the Company shall release the Executive from the provisions of Section 7.

         7. Non-Competition Agreement.

                  (b) Competition with the Company. Until termination of her employment and for a period of 12 months commencing on the date of termination, the Executive, directly or indirectly, in association with or as a stockholder, director, officer, consultant, employee, partner, joint venturer, member or otherwise of or through any person, firm, corporation, partnership, association or other entity, shall not compete with the Company or any of its affiliates that are competitive with the products by working as a principal investigator for a clinical research company within any metropolitan area in the United States; provided, however, the foregoing shall not prevent Executive from accepting employment with an enterprise engaged in two or more lines of business, one of which is the same or similar to the Company's business (the "Prohibited Business") if Executive's employment is totally unrelated to the Prohibited Business; provided, further, the foregoing shall not prohibit Executive from owning up to 5% of the securities of any publicly-traded enterprise provided Executive is not an executive, director, officer, consultant to such enterprise or otherwise reimbursed for services rendered to such enterprise.

                  (b) Solicitation of Customers. During the periods in which the provisions of Section 7(a) shall be in effect, the Executive, directly or indirectly, will not seek Prohibited Business from any Customer (as defined below) on behalf of any enterprise or business other than the Company, refer Prohibited Business from any Customer to any enterprise or business other than the Company or receive commissions based on sales or otherwise relating to the Prohibited Business from any Customer, or any enterprise or business other than the Company. For purposes of this Agreement, the term "Customer" means any person, firm, corporation, partnership, association or other entity to which the Company or

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         any of its affiliates sold or provided goods or services during the
         24-month period prior to the time at which any determination is required to be made as to whether any such person, firm, corporation, partnership, association or other entity is a Customer, or who or which has approached by or who or which has approached an executive of the Company for the purpose of soliciting business from the Company or the third party, as the case may be.

                  (c) No Payment. The Executive acknowledges and agrees that no separate or additional payment will be required to be made to her in consideration of her undertakings in this Section 7.

         8. Non-Disclosure of Confidential Information.

                  (a) Confidential Information. Confidential Information includes, but is not limited to, trade secrets as defined by the common law and statute in Florida or any future Florida statute, processes, policies, procedures, techniques, designs, drawings, know-how, show-how, technical information, specifications, computer software and source code, information and data relating to the development, research, testing, costs, marketing and uses of the Services (as defined herein), the Company's budgets and strategic plans, and the identity and special needs of Customers , databases, data, all technology relating to the Company's businesses, systems, methods of operation, client or Customer lists, Customer information, solicitation leads, marketing and advertising materials, methods and manuals and forms, all of which pertain to the activities or operations of the Company, names, home addresses and all telephone numbers and e-mail addresses of the Company's executives, former executives, clients and former clients. In addition, Confidential Information also includes Customers and the identity of and telephone numbers, e-mail addresses and other addresses of executives or agents of Customers (each a "Contact Person") who are the persons with whom the Company's executives and agents communicate in the ordinary course of business. Confidential Information also includes, without limitation, Confidential Information received from the Company's subsidiaries and affiliates. For purposes of this Agreement, the following will not constitute Confidential Information (i) information which is or subsequently becomes generally available to the public through no act of the Executive, (ii) information set forth in the written records of the Executive prior to disclosure to the Executive by or on behalf of the Company which information is given to the Company in writing as of or prior to the date of this Agreement, and (iii) information which is lawfully obtained by the Executive in writing from a third party (excluding any affiliates of the Executive) who did not acquire such confidential information or trade secret, directly or indirectly, from Executive or the Company. As used herein, the term "Services" shall include all formulations, foods, drugs and medical devices for which the Company has performed any clinical or pre-clinical research, testing, protocol design, data management, medical writing or other, during the term of Executive's employment or during her prior employment with its subsidiary, South Florida Kinetics, Inc. and its predecessor..

                  (b) Legitimate Business Interests. The Executive recognizes that the Company has legitimate business interests to protect and as a consequence, the Executive agrees to the restrictions contained in this Agreement because they further the Company's legitimate business interests. These legitimate business interests include, but are not limited to (i) trade secrets as defined in Section 8(b), (ii) valuable confidential business or professional

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         information that otherwise does not qualify as trade secrets including all Confidential Information; (iii) substantial relationships with specific prospective or existing Customers or clients; (iv) customer or client goodwill associated with the Company's business; and (v) specialized training relating to the Company's technology, methods and procedures.

                  (c) Confidentiality. For a period of three years following termination of employment, the Confidential Information shall be held by the Executive in the strictest confidence and shall not, without the prior written consent of the Company, be disclosed to any person other than in connection with the Executive's employment by the Company. The Executive further acknowledges that such Confidential Information as is acquired and used by the Company or its affiliates is a special, valuable and unique asset. The Executive shall exercise all due and diligence precautions to protect the integrity of the Company's Confidential Information and to keep it confidential whether it is in written form, on electronic media or oral. The Executive shall not copy any Confidential Information except to the extent necessary to her employment nor remove any Confidential Information or copies thereof from the Company's premises except to the extent necessary to her employment and then only with the authorization of an officer of the Company. All records, files, materials and other Confidential Information obtained by the Executive in the course of her employment with the Company are confidential and proprietary and shall remain the exclusive property of the Company or its customers, as the case may be. The Executive shall not, except in connection with and as required by her performance of her duties under this Agreement, for any reason use for her own benefit or the benefit of any person or entity with which she may be associated or disclose any such Confidential Information to any person, firm, corporation, association or other entity for any reason or purpose whatsoever without the prior written consent of an Executive officer of the Company (excluding the Executive, if applicable).

         9. Equitable Relief.

                  (a) The Company and the Executive recognize that the services to be rendered under this Agreement by the Executive are special, unique and of extraordinary character, and that in the event of the breach by the Executive of the terms and conditions of this Agreement or if the Executive, without the prior consent of the board of directors of the Company, shall leave her employment for any reason and take any action in violation of Section 7 or Section 8, the Company shall be entitled to institute and prosecute proceedings in any court of competent jurisdiction referred to in Section 9(b) below, to enjoin the Executive from breaching the provisions of Section 7 or Section 8. In such action, the Company shall not be required to plead or prove irreparable harm or lack of an adequate remedy at law or post a bond or any security.

                  (b) Any action must be commenced in Miami-Dade County, Florida. The Executive and the Company irrevocably and unconditionally submit to the exclusive jurisdiction of such courts and agree to take any and all future action necessary to submit to the jurisdiction of such courts. The Executive and the Company irrevocably waive any objection that they now have or hereafter irrevocably waive any objection that they now have or hereafter may have to the laying of venue of any suit, action or proceeding brought

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         in any such court and further irrevocably waive any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Final judgment against the Executive or the Company in any such suit shall be conclusive and may be enforced in other jurisdictions by suit on the judgment, a certified or true copy of which shall be conclusive evidence of the fact and the amount of any liability of the Executive or the Company therein described, or by appropriate proceedings under any applicable treaty or otherwise.

         10. Conflicts of Interest. While employed by the Company, the Executive shall not, directly or indirectly, unless approved in writing by the President except for Lam Pharmaceutical, Inc., or its successors:

                  (d) participate as an individual in any way in the benefits of transactions with any of the Company's suppliers or Customers, including, without limitation, having a financial interest in the Company's suppliers or Customers, or making loans to, or receiving loans, from, the Company's suppliers or Customers;

                  (e) realize a personal gain or advantage from a transaction in which the Company has an interest or use information obtained in connection with the Executive's employment with the Company for the Executive's personal advantage or gain; or

                  (f) accept any offer to serve as an officer, director, partner, consultant, manager with, or to be employed in a technical capacity by, a person or entity which does business with the Company.

         11. Inventions, Ideas, Processes, and Designs. All inventions, ideas, processes, programs, software, and designs (including all improvements) (i) conceived or made by the Executive during the course of her employment with the Company (whether or not actually conceived during regular business hours) and for a period of six months subsequent to the termination or expiration of such employment with the Company and (ii) related to the business of the Company, shall be disclosed in writing promptly to the Company and shall be the sole and exclusive property of the Company. An invention, idea, process, program, software, or design including an improvement) shall be deemed related to the business of the Company if (a) it was made with the Company's equipment, supplies, facilities, or Confidential Information, (b) results from work performed by the Executive for the Company, or (c) pertains to the current business or demonstrably anticipated research or development work of the Company. The Executive shall cooperate with the Company and its attorneys in the preparation of patent and copyright applications for such developments and, upon request, shall promptly assign all such inventions, ideas, processes, and designs to the Company. The decision to file for patent or copyright protection or to maintain such development as a trade secret shall be in the sole discretion of the Company, and the Executive shall be bound by such decision. The Executive shall provide as a schedule to this Employment Agreement, a complete list of all inventions, ideas, processes, and designs, if any, patented or unpatented, copyrighted or non-copyrighted, including a brief description, which she made or conceived prior to her employment with the Company and which therefore are excluded from the scope of this Agreement.

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         12. Indebtedness. If, during the course of the Executive's employment under this Agreement, the Executive becomes indebted to the Company for any reason, the Company may, if it so elects, set off any sum due to the Company from the Executive and collect any remaining balance from the Executive unless the Executive has entered into a written agreement with the Company.

         13. Assignability. The rights and obligations of the Company under this Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company, provided that such successor or assign shall acquire all or substantially all of the securities or assets and business of the Company. The Executive's obligations hereunder may not be assigned or alienated and any attempt to do so by the Executive will be void.

         14. Severability.

                  (a) The Executive expressly agrees that the character, duration and geographical scope of the non-competition provisions set forth in this Agreement are reasonable in light of the circumstances as they exist on the date hereof. Should a decision, however, be made at a later date by a court of competent jurisdiction that the character, duration or geographical scope of such provisions is unreasonable, then it is the intention and the agreement of the Executive and the Company that this Agreement shall be construed by the court in such a manner as to impose only those restrictions on the Executive's conduct that are reasonable in the light of the circumstances and as are necessary to assure to the Company the benefits of this Agreement. If, in any judicial proceeding, a court shall refuse to enforce all of the separate covenants deemed included herein because taken together they are more extensive than necessary to assure to the Company the intended benefits of this Agreement, it is expressly understood and agreed by the parties hereto that the provisions of this Agreement that, if eliminated, would permit the remaining separate provisions to be enforced in such proceeding shall be deemed eliminated, for the purposes of such proceeding, from this Agreement.

                  (b) If any provision of this Agreement otherwise is deemed to be invalid or unenforceable or is prohibited by the laws of the state or jurisdiction where it is to be performed, this Agreement shall be considered divisible as to such provision and such provision shall be inoperative in such state or jurisdiction and shall not be part of the consideration moving from either of the parties to the other. The remaining provisions of this Agreement shall be valid and binding and of like effect as though such provision were not included.

         15. Notices and Addresses. All notices, offers, acceptance and any other acts under this Agreement (except payment) shall be in writing, and shall be sufficiently given if delivered to the addressees in person, by Federal Express or similar receipted delivery, by facsimile delivery or, if mailed, postage prepaid, by certified mail, return receipt requested, as follows:

         To the Company:                    SFBC International, Inc.
                                            11190 Biscayne Boulevard

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                                            N. Miami, Florida 33181
                                            Facsimile: (305)  895-8616

         With a Copy to:                    Michael D. Harris, Esq.
                                            Michael Harris, P.A.
                                            1645 Palm Beach Lakes Blvd.
                                            Suite 550
                                            West Palm Beach, FL  33401
                                            Facsimile (561)478-1817

         To the Executive:                  Lisa Krinsky, M.D.
                                            11190 Biscayne Boulevard
                                            N. Miami, FL 33181
                                            Facsimile: (305) 895-8616

or to such other address as either of them, by notice to the other may designate from time to time. The transmission confirmation receipt from the sender's facsimile machine shall be evidence of successful facsimile delivery. Time shall be counted to, or from, as the case may be, the delivery in person or by mailing.

         16. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. The execution of this Agreement may be by actual or facsimile signature.

         17. Attorney's Fees. In the event that there is any controversy or claim arising out of or relating to this Agreement, or to the interpretation, breach or enforcement thereof, and any action or proceeding is commenced to enforce the provisions of this Agreement, the prevailing party shall be entitled to a reasonable attorney's fee, costs and expenses.

         18. Governing Law. This Agreement and any dispute, disagreement, or issue of construction or interpretation arising hereunder whether relating to its execution, its validity, the obligations provided therein or performance shall be governed or interpreted according to the internal laws of the State of Florida without regard to choice of law considerations.

         19. Entire Agreement. This Agreement constitutes the entire Agreement between the parties and supersedes all prior oral and written agreements between the parties hereto with respect to the subject matter hereof. Neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated orally, except by a statement in writing signed by the party or parties against which enforcement or the change, waiver discharge or termination is sought.

         20. Additional Documents. The parties hereto shall execute such additional instruments as may be reasonably required by their counsel in order to carry out the purpose and intent of this Agreement and to fulfill the obligations of the parties hereunder.

         21. Section and Paragraph Headings. The section and paragraph headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

         22. Arbitration. Except for a claim for equitable relief, any controversy, dispute or claim arising out of or relating to this Agreement, or its interpretation, application, implementation, breach or enforcement which the parties are unable to resolve by mutual agreement, shall be settled by submission by either party of the controversy, claim or dispute to binding arbitration in Miami-Dade County, Florida the parties agree in writing to a different location), before the arbitrators in accordance with the rules of the American Arbitration Association then in effect. In any such arbitrators. The decision and award made by the arbitrators shall be final, binding and conclusive on all parties hereto for all purposes, and judgment may be entered thereon in any court having jurisdiction thereof.

         IN WITNESS WHEREOF, the Company and the Executive have executed this Agreement as of the date and year first above written.

Witnesses                                   SFBC International, Inc.


-------------------------------
                                            By: /S/ ARNOLD HANTMAN
                                               -------------------------------
                                                Arnold Hantman,
                                                Chief Executive Officer
-------------------------------

                                            Executive:
-------------------------------

                                            By: /S/ LISA KRINSKY
                                               -------------------------------
                                                Lisa Krinsky, M.D.
-------------------------------